UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 16, 2014

CDEX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49845	52-2336836
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

4555 South Palo Verde, Suite 123
Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 745-5172
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective October 16, 2014, CDEX Inc. (the “Company”) entered into a Line of Credit Agreement with each of two lenders, one of whom is our CEO, Jeffrey K. Brumfield, and the other of which is a significant shareholder, PEMCO LLC.  The Line of Credit Agreements provide for the lenders to make available to the Company an aggregate amount of up to $430,000 in funding, upon which the Company may draw funds as needed at any time from the effective date until the maturity date which is March 31, 2015.

Pursuant to each Line of Credit Agreement, the Company has issued each lender a Revolving Note (collectively, the “Notes”) evidencing the net amount drawn by the Company during term of the Line of Credit Agreement. The Notes bear interest at a rate of 12% per annum.  Interest on the balance of the Notes accrues and is payable on the first day of each month beginning on November 1, 2014.   On the maturity date, the Company must pay to the lenders an amount equal to 110% of the principal due on the Notes plus any accrued and unpaid interest as of that date.

The Company may prepay any principal balance on the Notes, but it must still pay 110% of such principal amount when paid.

As additional incentive for the lenders to enter into the Line of Credit Agreements and make available to the Company funds thereunder, the Company has issued to the lenders Warrants to purchase up to 2,150,000 shares of the Company’s Class A common stock in the aggregate.  The Warrants are exercisable for a period of five years at an exercise price of $0.25 per share.

Forms of the Line of Credit Agreement, the Revolving  Note and the Warrant are filed as Exhibit 10.1 through Exhibit 10.3  with this Current Report on Form 8-K and are incorporated herein; the summary of this document set forth above is qualified by reference to such exhibits.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

See disclosure under Item 1.01 above.

ITEM 9.01 Financial Statements and Exhibits.

(d) EXHIBITS

Exhibit No.	Exhibit Description

10.1	Form of Line of Credit Agreement, effective October 16, 2014
10.2	Form of Revolving Note
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDEX INC.

Date: October 16, 2014	By:	/s/ Stephen McCommon
Stephen McCommon, CFO